Exhibit 99

April 5, 2004 Page 1 of 2	Contact: Rick DeLisi Director, Corporate Communications (703) 650-6019

Atlantic Coast Airlines Announces Agreement to
Exit United Express Program

Regional Jets Will Begin Flying For Company’s Low-Fare Airline Independence Air
After Being Upgraded

Dulles, VA, (April 5, 2004) – Atlantic Coast Airlines Holdings, Inc. (ACA) (Nasdaq: ACAI) today announced it has reached an agreement with United Airlines providing for an orderly transition and exit plan for all its United Express aircraft as a result of United’s decision to reject its agreement with ACA. The transition is scheduled to begin June 4, 2004 and continue through August 5, 2004. The agreement is subject to bankruptcy court approval. A hearing will be held on April 16, 2004.

This agreement clears a significant hurdle in the ongoing transition of Atlantic Coast Airlines from a fee-per-departure carrier to its new identity as Independence Air—the low-fare airline that will serve Washington Dulles International Airport with a schedule of over 300 daily departures this summer to destinations across the U.S. The Independence Air operation at Washington Dulles will be the largest low-fare hub in America.

The last date of service for the ACA aircraft in the United Express schedule is as follows:

Date	CRJs to Exit United Express	J-41s to Exit
June 3	30	17
July 6	30	—
August 4	26	5

As each of the company’s 50-passenger CRJ regional jets exits the United Express program, it will undergo a complete interior upgrade—including the installation of new leather slimline seating—as well as a complete exterior conversion to the new Independence Air logo and colors. They will be joined by a fleet of at least 25 Airbus A319s, which will allow Independence Air to serve destinations in Florida, the Midwest and the West Coast. The A319s also will be fitted with leather interiors in a single class configuration, and feature over 20 channels of live satellite TV in every seatback.

All the J-41 turboprop aircraft will be retired as they exit the United Express program, since Independence Air will operate an all-jet fleet.

The “preview” website for Independence Air is available now at FLYi.com. On the day the company officially announces its destinations and low-fare pricing, customers will immediately be able to begin making reservations directly on the website.

(-more-)

ACA/Independence Air Announces Agreement to Exit United Express Program

Web visitors who sign up for membership to the iCLUB will receive additional information about Independence Air services, and be offered the opportunity to take advantage of special offers and promotions that will be made available only to members.

Atlantic Coast Airlines currently operates as Delta Connection and United Express in the Eastern and Midwestern United States as well as Canada.

The company has a fleet of 142 aircraft—including a total of 120 regional jets—and offers 800 daily departures, serving over 80 destinations. The company employs approximately 4,100 aviation professionals.

For more information about Atlantic Coast Airlines Holdings, Inc., please visit our website at www.atlanticcoast.com. For more information about Independence Air, please visit our “preview” site at www.flyi.com.

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     Statements in this press release and by company executives regarding its implementation of new business strategies, as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such risks and uncertainties include, among others: the need for approval in United’s bankruptcy case of United’s rejection of the United Express Agreement with ACA and approval of the ACA/United transition agreement out of the United Express program, the ability of ACA to implement its transition out of the United Express program pursuant to the transition agreement, the ability to effectively implement its low-fare business strategy utilizing regional jets and Airbus aircraft; the ability to complete the acquisition of, and secure financing for, its Airbus aircraft, and to successfully integrate these aircraft into its fleet; and general economic and industry conditions, any of which may impact the company, its aircraft manufacturers and its other suppliers in ways that the company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2003. Statements in this press release are made as of April 5, 2004 and Atlantic Coast Airlines Holdings, Inc. undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.